Exhibit 99.1

Critical Therapeutics Reports Third Quarter 2005 Financial Results

    LEXINGTON, Mass.--(BUSINESS WIRE)--Nov. 3, 2005--Critical
Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the third quarter ended September 30, 2005.
    For the three months ended September 30, 2005, the Company posted a net loss of $14.0 million, or $0.41 per common share, based on approximately 34.0 million weighted average common shares outstanding. This compares with a net loss of $6.6 million, or $0.28 per common share, for the same period in 2004, based on approximately 23.6 million weighted average common shares outstanding.
    Cash and short-term investments as of September 30, 2005 totaled $97.3 million, compared with $108.1 million at June 30, 2005 and $78.8 million at December 31, 2004. Net cash expenditures for the third quarter of 2005 were $10.8 million and were lower than previous guidance due to the timing of certain expenses and favorable changes to the Company's working capital accounts.

    Recent Highlights

    Since the end of the second quarter of 2005, Critical Therapeutics:

    -- Received U.S. Food and Drug Administration (FDA) approval of its supplemental New Drug Application to manufacture and market ZYFLO(R) (zileuton tablets) for the prevention and chronic treatment of asthma in patients 12 years of age and older. ZYFLO is the first and only approved drug in a class of 5-lipoxygenase (5-LO) inhibitors approved for marketing by the FDA.

    -- Launched ZYFLO and began marketing it to approximately 8,000-10,000 physicians, including allergists, pulmonologists and other respiratory specialists, through the Company's 80-person specialty sales force. Critical Therapeutics believes that this initial target group of specialists will give the sales force access to at least 500,000 patients with severe persistent or difficult-to-treat asthma.

    -- Presented two scientific posters at the American College of Chest Physicians (ACCP) CHEST 2005 meeting in Montreal, Canada demonstrating, in a retrospective analysis, that zileuton significantly improved the lung function of patients with severe persistent asthma while reducing their need for rescue medications and oral corticosteroids. In addition, Critical Therapeutics sponsored a symposium on the 5-lipoxygenase pathway at the medical conference.

    -- Was selected by the American College of Allergy, Asthma & Immunology (ACAAI) to present research on the efficacy of ZYFLO in moderate to severe asthmatics. A poster will be presented November 5-6 at the ACAAI's 2005 Annual Meeting in Anaheim, California. In addition, Critical Therapeutics was selected to sponsor a symposium on the 5-LO pathway at this medical meeting.

    Financial Results for the Three Months Ended September 30, 2005
and 2004

    Revenue for the three months ended September 30, 2005 was $1.3 million, compared with $1.9 million for the same period in 2004. Critical Therapeutics generated revenue from its ongoing HMGB1 collaboration with MedImmune, Inc. and from its license agreement with Beckman Coulter, Inc. to develop diagnostic assays.
    Total operating expenses for the three months ended September 30, 2005 increased $7.2 million, or 82 percent, to $16.0 million, compared with $8.8 million for the same period in 2004. The change in operating expenses resulted principally from increases in the following areas:

    -- Research and development (R&D) expenses increased $2.9 million, or approximately 47 percent, to $8.9 million in the third quarter of 2005, compared with $6.0 million for the same period in 2004. Higher R&D expenses primarily reflect milestone payments of $750,000 each to Abbott Laboratories and SkyePharma PLC, an increase in R&D headcount, and an increase in stock-based compensation expense due to the increase in the Company's stock price on the valuation of unvested non-employee stock options.

    -- Sales and marketing (S&M) expenses increased to $4.0 million in the third quarter of 2005, compared with $288,000 for the same period in 2004. Higher S&M expenses primarily reflect expenses related to the hiring of the Company's 80-person specialty sales force and sales management team and the marketing preparation for the launch of ZYFLO.

    -- General and administrative (G&A) expenses increased $660,000, or 27 percent, to $3.1 million in the third quarter of 2005, compared with $2.4 million for the same period in 2004. The higher G&A expenses primarily reflect an increase in G&A headcount to support the Company's overall larger employee base, as well as commercial efforts for ZYFLO.

    Financial Results for the Nine Months Ended September 30, 2005 and
2004

    For the nine months ended September 30, 2005, revenue increased to $4.1 million, compared with $3.5 million for the same period in 2004. Critical Therapeutics generated revenue from its ongoing HMGB1 collaboration with MedImmune, Inc. and its license agreement with Beckman Coulter, Inc. Operating expenses for the nine months ended September 30, 2005 were $38.0 million, compared with $24.0 million for the same period in 2004. The change in operating expenses resulted principally from increases in the following areas:

    -- R&D expenses for the nine months ended September 30, 2005 increased $5.5 million to $22.2 million, compared with $16.7 million for the same period in 2004. Higher R&D expenses primarily reflect costs associated with the Company's completed Phase II clinical trial of ZYFLO for moderate to severe inflammatory acne, costs related to the initiation of the open-label study in patients with asthma or mastocytosis, an increase in R&D headcount, and an increase in stock-based compensation expense due to the increase in the Company's stock price on the valuation of unvested non-employee stock options.

    -- Sales and marketing (S&M) expenses increased to $7.0 million in the first nine months of 2005, compared with $599,000 for the same period in 2004. Higher S&M expenses primarily reflect expenses related to the hiring of the Company's 80-person specialty sales force and sales management team and the marketing preparation for the launch of ZYFLO.

    -- General and administrative (G&A) expenses increased to $8.8 million in the first nine months of 2005, compared with $6.7 million for the same period in 2004. The increase in G&A expenses is primarily due to an increase in G&A headcount to support the commercial efforts for ZYFLO and costs associated with being a public company.

    The net loss available to common stockholders for the nine months ended September 30, 2005 was $32.4 million, or $1.17 per share, based on approximately
27.7 million weighted average common shares outstanding. This compares with a net loss available to common stockholders for the same period in 2004 of $22.1 million, or $1.91 per share, based on approximately 11.6 million weighted average common shares outstanding. The increase in common shares outstanding reflects the Company's initial public offering and the conversion of all outstanding preferred stock to common stock in May 2004 and the private placement of approximately 9.9 million common shares in June 2005.
    Stock-based compensation expense amounted to $2.0 million in the nine months ended September 30, 2005 compared with $2.1 million for the same period in 2004. Stock-based compensation expense includes non-cash charges related to both employee stock grants made prior to the Company's initial public offering and non-employee stock options and restricted stock grants that have not fully vested.

    Business Outlook

    "I commend the entire Critical Therapeutics team for successfully bringing ZYFLO to market. Our launch has been well orchestrated and positions us for success in a significantly underserved segment of the asthma market," said President and Chief Executive Officer Paul Rubin, M.D.
    "Complementing our launch of ZYFLO, we are developing controlled release and intravenous formulations of zileuton. Scale up of the controlled release formulation is complete and manufacturing of registration batches is underway. We expect to initiate a comparative bioavailability study in healthy volunteers shortly, putting us on track to submit a New Drug Application (NDA) for the controlled-release formulation in mid 2006, pending agreement from the U.S. Food and Drug Administration to allow us to submit with six months of stability data. For our intravenous formulation, which is being developed for acute asthma exacerbations, we have completed toxicology studies and expect to submit an IND by the end of this year. We are also investigating new oral formulations of zileuton with improved properties as part of a life cycle management strategy," Dr. Rubin said.

    Pipeline Update

    The Company's three development programs focusing on modulating cytokine response are all progressing. HMGB1 Program: Collaborative efforts with MedImmune, Inc. have resulted in reproducible effects and significant protection in rodent models of rheumatoid arthritis and sepsis with fully human monoclonal antibodies. CTI-01 (ethyl puyruvate) Program: Enrollment continues in the Company's Phase II trial of patients who are at high risk of complications, including organ damage, because they are undergoing cardiac surgery involving the cardiopulmonary bypass machine. The Company expects to conduct an interim analysis of the study following enrollment of 75 patients. In the October issue of Stroke, investigators published research on ethyl pyruvate, concluding that the compound provides up to 25 percent protection in a rodent stroke injury model when administered as late as 24 hours after occlusion. Alpha-7 Program:
The Company is in the process of selecting a clinical candidate and anticipates that it could file an Investigational New Drug (IND) application in 2006.

    Financial Guidance

    Critical Therapeutics expects total operating expenses for the fourth quarter 2005 to be between $19 million and $21 million and the weighted average common shares for the fourth quarter are projected to be approximately 34.1 million. The Company expects that this level of expense, combined with the effect of changes in working capital, milestones achieved under our collaboration agreements and revenues from product sales of ZYFLO, should allow the Company to end 2005 with between $76 million and $79 million in cash and investments.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's third quarter 2005 financial results, strategy and upcoming milestones. Investors and other interested parties can access the call as follows:


   Date: Thursday, November 3, 2005
   Time: 5:00 p.m. ET
   Dial-in: (800) 289-0730 (domestic)
            (913) 981-5509 (international)

   Confirmation Code: 6979240
   Webcast Information: www.crtx.com

    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About ZYFLO

    ZYFLO is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO is not indicated for use in the reversal of broncospasm in acute asthma attacks, including status asthmaticus. Patients with active liver disease or liver enzymes that are elevated should not take ZYFLO. For full prescribing information for ZYFLO, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to the asthma drug ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. ZYFLO is the only 5-lipoxygenase inhibitor approved for marketing by the U.S. Food and Drug Administration. The Company's commercialization efforts for ZYFLO are carried out by its 80-person specialty sales force. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits and market acceptance of ZYFLO; the progress and timing of our drug development programs and related trials; the timing and success of regulatory approvals and product launches; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, projected costs, including our net cash expenditures for the third quarter 2005 and the full year 2005, prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the extent of market acceptance of ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the NDA submission for the controlled-release formulation of zileuton and the IND filing for the IV formulation of zileuton; our heavy dependence on the commercial success of ZYFLO and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.
    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    Financial Tables Follow


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)



 in thousands except       Three Months Ended       Nine Months Ended
  share and per share          September 30,           September 30,
  data                       2005        2004        2005        2004
----------------------------------------------------------------------
 Revenue under
  collaboration
  agreements               $1,335      $1,886      $4,125      $3,472
 Operating expenses:
    Research and
     development            8,873       6,037      22,188      16,677
    Sales and marketing     4,049         288       7,042         599
    General and
     administrative         3,103       2,443       8,777       6,717
      Total operating
       expenses            16,025       8,768      38,007      23,993
 Operating loss           (14,690)     (6,882)    (33,882)    (20,521)
 Other income
  (expense):
    Interest income           794         327       1,619         690
    Interest expense          (61)        (29)       (140)        (84)
      Total other
       income                 733         298       1,479         606
 Net loss                 (13,957)     (6,584)    (32,403)    (19,915)
 Accretion of dividends
  and offering costs
    on preferred stock          -           -           -      (2,209)
 Net loss available to
  common stockholders    ($13,957)    ($6,584)   ($32,403)   ($22,124)
----------------------------------------------------------------------

 Net loss per share
  available to common
    stockholders           ($0.41)     ($0.28)     ($1.17)     ($1.91)
----------------------------------------------------------------------
 Basic and diluted
  weighted-average
  common shares
  outstanding          33,976,026  23,638,852  27,664,953  11,574,494
----------------------------------------------------------------------

Sales and marketing expenses were previously recorded as part of General and administrative expenses.

Certain reclassifications of historical information were made to conform to current year presentation.


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                     September 30,  December 31,
 in thousands                               2005            2004
-----------------------------------------------------------------
 Assets:
 Current assets:
  Cash and cash equivalents              $55,206         $11,980
  Amount due under collaboration
   agreement                                 439              16
  Short-term investments                  42,080          66,849
  Inventory                                1,309               -
  Prepaid expenses and other               2,028           1,851
                                         -------          ------
    Total current assets                 101,062          80,696
                                         -------          ------
 Fixed assets, net                         3,438           2,205
 Other assets                                167             213
                                         -------          ------
 Total assets                           $104,667         $83,114
-----------------------------------------------------------------

 Liabilities and Stockholders' Equity:
 Current liabilities:
  Current portion of long-term debt
   and capital lease obligation             $896            $837
  Accounts payable                         4,652           4,218
  Accrued expenses                         5,423           2,741
  Revenue deferred under
   collaboration agreements                5,963           8,543
                                         -------          ------
    Total current liabilities             16,934          16,339
                                         -------          ------
 Long-term debt and capital lease
  obligation, less current portion         1,133           1,367
 Stockholders' equity:
  Preferred stock, par value $0.001;
   authorized 5,000,000 shares; no
    shares issued and outstanding              -               -
  Common stock, par value $0.001;
   authorized 90,000,000 shares;
   issued and outstanding 34,080,604 and
     24,085,481 shares at September
     30, 2005 and December 31, 2004,
     respectively                             34              24
  Additional paid-in capital             182,124         130,374
  Deferred stock-based compensation       (4,450)         (6,101)
  Accumulated deficit                    (90,930)        (58,527)
  Accumulated other comprehensive
   loss                                     (178)           (362)
                                         -------          ------
    Total stockholders' equity            86,600          65,408
                                         -------          ------
 Total liabilities and stockholders'
  equity                                $104,667         $83,114
----------------------------------------------------------------


            CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                               Nine Months Ended
                                                   September 30,
 in thousands                                 2005             2004
--------------------------------------------------------------------
 Cash flows from operating activities:
  Net loss                                ($32,403)        ($19,915)
  Adjustments to reconcile net loss
   to net cash used in operating activities:
   Depreciation and amortization expense       566              944
   Amortization of premiums on
    short-term investments                     791              555
   Loss on disposal of fixed assets              -              278
   Stock-based compensation expense          1,983            2,080
   Forgiveness of notes receivable               -              185
   Changes in assets and liabilities:
    Amount due under collaboration agreement  (423)           1,554
    Inventory                               (1,309)               -
    Prepaid expenses and other                (177)          (1,147)
    Other assets                                46              259
    Accounts payable                           434              718
    Accrued expenses                         2,682           (1,739)
    Revenue deferred under
     collaboration agreements               (2,580)          (1,988)
                                            -------          ------
     Net cash used in operating activities (30,390)         (18,216)
                                            -------          ------
 Cash flows from investing activities:
  Purchases of fixed assets                 (1,674)          (1,844)
  Proceeds from sales and
   maturities of short-term investments     55,423           28,150
  Purchases of short-term investments      (31,261)         (98,172)
                                            -------          ------
     Net cash provided by (used in)
      investing activities                  22,488          (71,866)
                                            -------          ------
 Cash flows from financing activities:
  Net proceeds from private
   placement of common stock                51,362                -
  Proceeds from exercise of stock
   options                                      66              143
  Net proceeds from the initial
   public offering of common stock               -           37,817
  Net proceeds from issuance of
   convertible preferred stock                   -           28,050
  Proceeds from long-term debt                   -            1,412
  Repayments of long-term debt and
   capital lease obligation                   (300)            (442)
                                            -------          ------
     Net cash provided by financing
      activities                            51,128           66,980
                                            -------          ------
 Net increase (decrease) in cash
  and cash equivalents                      43,226          (23,102)
 Cash and cash equivalents at
  beginning of period                       11,980           40,078
                                            -------          ------
 Cash and cash equivalents at end
  of period                                $55,206          $16,976
--------------------------------------------------------------------


    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Director, Corporate Communications
             llennox@crtx.com